UNITE HERE, 275 Seventh Ave, NY, NY 10001

First released to shareholders: May 5, 2015

Will Ashford Hospitality Trust vote to poison its own well? asks UNITE HERE

New York -- Four months after its spinoff from Ashford Hospitality Trust (NYSE: AHT), Ashford Inc. (NYSE MKT: AINC) is seeking shareholder approval to extend the company’s new poison pill (shareholder rights plan) to February 2018, says UNITE HERE. <EN 1> AHT owns 30% of Ashford Inc.’s stock, pays AINC to manage the REIT’s business, and the two companies share the same Chairman of the Board and top executives. UNITE HERE asks whether AHT’s Board will poison its own well by voting for AINC’s poison pill in an early example of the conflicts of interest inherent in AHT’s new structure.

AINC established a poison pill two days after trading began, as independent shareholders were accumulating stock and AINC’s price was rising rapidly. In addition to AHT’s 30% ownership, AINC’s insiders own 15.5% of outstanding shares, including AINC insiders who also owe a fiduciary duty to AHT’s shareholders. <EN 2>

The poison pill protects AINC insiders from possible unsolicited takeovers, offers which could increase the value of the REIT’s holdings in AINC stock. If AHT intends to sell its 30% stake in AINC, the shareholder rights plan would limit buyers to entities approved by AINC while the pill is in effect.

Extending the shareholder rights plan for almost 3 years would extend restrictions on buyers of AHT’s 30% stake, which we believe could dampen the value of AHT’s holdings for an extended period. If extended, the poison pill also could make it harder for AHT to re-internalize the advisor, or prevent AHT from purchasing a controlling stake in AINC to further align interests of the REIT and its advisor.

AINC’s shareholder rights plan protects AINC insiders from losing control of that company, which advises the Ashford family of companies. AINC’s Chair/CEO, who is also AHT’s Chair/CEO, is permitted to continue accumulating stock in AINC through his deferred compensation account under the terms of the rights plan. A 3 year extension while insiders control 45.5% of the vote has the appearance of protecting insiders at AINC, not independent shareholders of AHT.

AHT Trustees owe a fiduciary duty to AHT’s shareholders. If AHT votes its shares to extend the poison pill at AINC, we ask whether AHT’s Board and officers would violate their fiduciary duty to maximize the value of AHT for its shareholders.

UNITE HERE has written to AHT’s Board calling on it to vote AGAINST AINC’s poison pill.

UNITE HERE is soliciting proxies at AHT to restore and protect shareholder rights at the REIT and to make recommendations about the new advisory structure. We urge AHT shareholders to vote on the GOLD card FOR our proposals, AGAINST AHT’s proposal to restrict future shareholder proposals, and WITHHOLD votes from AHT directors for actions to prevent shareholders from voting on corporate governance issues.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has advocated for corporate governance reforms across the hospitality REIT sector. See www.hotelcorpgov.org.

UNITE HERE’s proxy statement (http://unitehere.org/wp-content/uploads/ahtdefc14aprint.pdf) contains additional important disclosures.

Contact: JJ Fueser at (416) 893-8570

<EN 1> AINC 2015 DEF14A p. 37

<EN 2> AINC 2015 DEF14A, p. 25